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NETWORK SIX MOVES TO SMALLCAP
      MARKET OF NASDAQ



                                            Kenneth C. Kirsch, President and CEO
                                                                              Or
                                           Dorothy M. Cipolla, CFO and Treasurer
                                                                October 29, 1998


Network Six, Inc. of Warwick, Rhode Island, an information technology services firm, announced that effective today, its stock will trade on the SmallCap Market of Nasdaq. The Company's continued listing on the Nasdaq SmallCap Market is contingent upon its successful completion of an application and review process. Network Six had traded on Nasdaq's National Market. Its ticker will remain "NWSS".

Kenneth C. Kirsch, Network Six's Chairman, President and CEO commented, "The SmallCap Market is a market which, given our situation today, is a more appropriate market for our stock. It will allow investors to make more meaningful comparisons between our Company and similarly situated small capitalization companies."

Dorothy M. Cipolla, Network Six's CFO and Treasurer, stated," The SmallCap Market of Nasdaq is a very well regulated market. Given the technology available today, it is also a very accessible and liquid market." Cipolla added, "This move will also save the Company money in maintenance and other fees."

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Network Six is a full service systems integrator, providing information technology solutions that enable its customers to become more effective and efficient. Network Six's services include strategic planning, management consulting, network design, network and application implementation, training, outsourcing, maintenance and support. Network Six's stock is traded on the Nasdaq SmallCap Market under the symbol NWSS. Its website is http://www.networksix.com.

This report contains forward-looking statements reflecting the Company's expectations or beliefs concerning future events that could materially affect Company performance in the future. All forward-looking statements are subject to the risks and uncertainties inherent with predictions and forecasts. Please refer to the company's 10K for December 31, 1997 or 10Q's for March 31 or June 30, 1998 or September 30, 1998 for more discussion.